Exhibit 15

November 13, 2003

Microsoft Corporation

One Microsoft Way

Redmond, Washington

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Microsoft Corporation and subsidiaries for the three month periods ended September 30, 2003 and 2002, as indicated in our report dated November 3, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, is incorporated by reference in Registration Statement Nos. 33-51583 and 333-06298 (Microsoft Corporation 1991 Stock Option Plan), 333-16665 (Microsoft Corporation 1997 Employee Stock Purchase Plan), 333-75243 (Microsoft Corporation Savings Plus 401(k) Plan), 333-91755 (Microsoft Corporation 1999 Stock Option Plan for Non-Employee Directors), 333-52852 (Microsoft Corporation 2001 Stock Plan), 333-102240 (Microsoft Corp 2003 Employee Stock Purchase Plan) and 333-109185 (Microsoft Puerto Rico, Inc. 1165(e) Savings Plan and Microsoft Caribbean 1165(e) Retirement Plan) of Microsoft Corporation on Form S-8 and Registration Statement Nos. 333-43449, 333-108843 and 333-110107 of Microsoft Corporation on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Seattle, Washington